Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group, Inc.
(419) 254-6182

Frank Hierro
President
Sky Bank - Mahoning Valley Region
(330) 742-7001

Sky Announces the Completion of its Acquisition of Second Bancorp

July 2, 2004 (Bowling Green, Ohio, NASDAQ: SKYF) Sky Financial Group, Inc. announced today the completion of its acquisition of Second Bancorp Incorporated, Warren, Ohio and its wholly-owned subsidiaries including The Second National Bank of Warren and the Stouffer-Herzog Insurance Agency, Inc., effective July 1, 2004.

The acquisition increases Sky’s asset size to $14.2 billion. Second National Bank will be consolidated into Sky Financial Group’s subsidiary, Sky Bank, over the weekend of July 3-4, at which time Second National Bank will convert to Sky Bank’s name, products and operating systems. Second Bancorp’s insurance affiliate Stouffer-Herzog, which is located in Ashtabula, Ohio, will be integrated with Sky Insurance some time after the bank conversion is completed. Sky Bank now has over 285 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia.

Under the terms of the agreement, shareholders of Second Bancorp will receive 1.26 shares of Sky Financial Group common stock for each share of Second Bancorp. Based on Sky Financial’s closing price of $24.73 on June 30, 2004, the transaction represents an approximate exchange value of $31.16 for each common share of Second Bancorp and an aggregate transaction value of $296 million.

The Second Bancorp offices and ATMs will significantly add to three different Sky Bank operating regions, with the majority of the offices becoming part of the bank’s Mahoning Valley Region, directed by Regional President Frank Hierro. “We are excited about the prospects for our region and the other offices being added in eastern Ohio,” stated Hierro. “Second National has a wonderful group of employees and a similar culture, which has made the transition these past few months a good one.”

Hierro further stated that Sky intends to continue its strong support of the many communities throughout the Mahoning Valley, particularly Warren and Youngstown, Ohio. Sky will continue to occupy the former Second National main office in Warren as well as another office in the city. “We already have an established presence in the Youngstown area and look forward to our growth into the Warren market,” said Hierro.

About Sky Financial Group, Inc.

Sky Financial Group is a $14.2 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. The company operates over 285 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; and Sky Insurance and Stouffer-Herzog Insurance Agency, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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